Exhibit (h)(2)(i)

MANAGEMENT FEE WAIVER AGREEMENT

NEUBERGER BERMAN ETF TRUST

Neuberger Disrupters ETF

1290 Avenue of the Americas

New York, New York 10104

December 12, 2025

Neuberger Berman Investment Advisers LLC

1290 Avenue of the Americas

New York, New York 10104

Dear Ladies and Gentlemen:

Neuberger Disrupters ETF (the “Fund”) is a series of Neuberger Berman ETF Trust, a Delaware statutory trust (“Trust”).

Neuberger Berman Investment Advisers LLC (the “Manager”) hereby agrees, that from December 18, 2025 until April 8, 2027 (“Limitation Period”), to reduce its Management Fee for the Fund to 0.55% (55 basis points) per annum, of the average daily net assets (“Fee Waiver”). For the avoidance of doubt, the Fee Waiver results in the Fund paying the Manager 0.55% per annum, of the average daily net assets during the Limitation Period.

You understand that you shall look only to the assets attributable to the respective Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

This Agreement is made and to be performed principally in the State of New York, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York. Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires the approval of the Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust as that term is defined in the Investment Company Act of 1940. This Agreement supersedes any prior agreement with respect to the subject matter hereof as of December 18, 2025.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

NEUBERGER BERMAN ETF TRUST,
on behalf of
Neuberger Disrupters ETF

By:	/s/ Joseph V. Amato

Name:	Joseph V. Amato

Title:	President and Chief Executive Officer

The foregoing Agreement is hereby accepted as of December 12, 2025.

NEUBERGER BERMAN INVESTMENT ADVISERS LLC

By:	/s/ Joseph V. Amato

Name:	Joseph V. Amato

Title:	President and Chief Investment Officer -- Equities